Exhibit 99.1


    Frontier Financial Corporation Announces Executive Realignment


    EVERETT, Wash.--(BUSINESS WIRE)--April 17, 2003--The Board of Directors of Frontier Financial Corporation (Nasdaq:FTBK), and Frontier Bank, headquartered in Everett, Washington, today jointly announced the election of Robert J. Dickson, as Chairman of the Board of Frontier Financial Corporation and Frontier Bank and Michael J. Clementz as President & CEO of Frontier Financial Corporation. The realignment is effective immediately.
    Mr. Dickson, one of the organizers of Frontier Bank in 1978 and Frontier Financial Corporation in 1983, who served as President & CEO of both corporations, stated, "I felt that it was time to pass on the day-to-day management of the corporations, but I fully intend to stay active in the oversight of operations."
    Mr. Clementz, who previously served as Executive Vice President of Frontier Financial Corporation and Frontier Bank, will now assume the responsibilities of President and CEO of Frontier Financial Corporation. Mr. Clementz joined Frontier in June 2000 when Frontier acquired Liberty Bay Financial Corporation and North Sound Bank, where he was Chairman and CEO. Mr. Clementz founded North Sound Bank in 1980, which at the time of the merger with Frontier had eight offices located on the Olympic Peninsula. Mr. Clementz stated, "I'm excited by the opportunity to build upon the strengths and competitive advantages of Frontier. I look forward to working with the management team and diverse range of customers and investors to help the Corporation achieve its potential and continue to build value for shareowners."
    The Board of Directors also announced that John J. Dickson, son of Robert, who will become CEO of Frontier Bank in May 2003, was elected as Executive Vice President of the Corporation. Additionally, James F. Felicetty was reelected to the position of Secretary/Treasurer.
    Frontier Financial Corporation is the parent company of Frontier Bank which operates thirty-eight banking offices in Clallam, Jefferson, King, Kitsap, Pierce, Skagit, Snohomish and Whatcom Counties.

    Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may", "expected", "anticipate", "estimate", "continue" or other comparable words. In addition, all statements other than statements of historical facts that address activities that Frontier expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Frontier, particularly its Form 10-K for the Fiscal Year Ended December 31, 2002, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.


    CONTACT: Frontier Financial Corporation
             Robert J. Dickson, 425/514-0700